Subject to completion, dated August 4, 2016
Preliminary Offering Circular

Our MicroLending, LLC
Up to $10,000,000
Unsecured Investment Certificates
With Maturities of 6 to 24 Months from the Date Issued

       This Offering Circular relates to the offer and sale of up to $10,000,000 in principal amount (the
"Offering") of unsecured fixed-rate investment certificates (the "Certificates") of OUR MicroLending, LLC, a
Florida limited liability company (the "Company"). The Certificates are not equity securities but are unsecured debt securities. The Certificates are not savings accounts or deposits and not insured by the Federal Deposit Insurance
Corporation or any other government agency. The Company's principal office is located at 3191 Coral Way, Suite
109, Miami, Florida 33145 and its telephone number is (305) 854-8113.

       The Certificates will be issued in the minimum amount of $1,000 and in multiples of $100 for any amount greater than $1,000. The Certificates will be offered in maturities of 6 to 24 months from the date issued, with a fixed interest rate depending on the term. The Company will typically issue Certificates on the same or next day, after deposit by the Company of the subscriber's payment check and the check is collected by the Company's bank.
See "Description of Certificates" p. 19. The interest rate for each Certificate will be based on the formula set forth below and varies according to the term of the Certificate. See "Description of Certificates - Principal, maturity and interest" p. 19. The minimum and the maximum fixed interest rates that are offered will change from time to time in response to changes in the current Constant Maturity Treasury Bill Monthly Average Yield (the "T Bill") yield data obtained from the Federal Reserve Board, or a similar credible source. The interest rates for new Certificates are set on the first Monday of each month at the start of business based on the T Bill yields that day. Such rates are paid on all Certificates issued between the start of business on that Monday and the close of business on the last day prior to the first Monday of the next month. The following table sets forth the formula for determining the interest rates for the Certificates and the initial interest rate based on the most recent T Bill yields as of August 1, 2016:

Term
T Bill Yield
Interest Rate as of
August 4, 2016
6 Months
6 Months T Bill plus 5%
5.44%
12 Months
1 Year T Bill plus 6.25%
6.80%
18 Months
1 Year T Bill plus 7.75%
8.30%
24 Months
2 Year T Bill plus 9.00%
9.70%

       The initial interest rates set forth above will be effective only for Certificates issued between August 4,
2016 and September 05, 2016. The interest rates fluctuate based on the formula set forth above, and to determine the current rates, prospective investors in the Certificates should call the Company at (305) 854-8113, or consult the web page www.ourmicrolending.com.

       We may prepay some or all of the Certificates at any time prior to their maturity without premium or penalty.

       We will pay interest on Certificates quarterly, semi-annually or at maturity, at the holder's option. All
Certificates will be issued in fully registered form.

       The Certificates will be subject to automatic rollover. Fifteen business days before the maturity date of the
Certificate, the Company will contact the holder telephonically and send a notice to the holder by first class mail at the holder's address that the Certificate is going to mature and request whether the holder wishes to let the
Certificate rollover, or to be repaid. The Company will repay holders who notify it ten business days before the maturity date that they wish to be repaid. Unless the holder notifies the Company ten business days before the maturity date that it does not wish to let the Certificate rollover and presents the Certificate for payment, or the
Company otherwise elects to repay the Certificate, the Certificate will be automatically rolled-over into a new
Certificate at the interest rate then being offered by the Company based on the same term as the original Certificate.
The holder may elect to roll-over all, or a portion of, the Certificates it owns. To determine the interest rate applicable to the rolled-over Certificate, holders should call the Company at (305) 854-8113, or consult the web page www.ourmicrolending.com. The rolled-over Certificate will bear interest at the then current interest rate for newly issued Certificates, based on the formula described above, the maturity date will be extended for an additional term of identical length as the original Certificate, and the frequency of interest payments will be identical to the frequency of the original Certificate.

       Due to automatic rollover, investors will not receive payment of principal at maturity or subsequent payment dates unless the investor complies with the procedures for notification and delivery of Certificates. See
"Payment or Rollover at Maturity" p. 21.

       The Company is offering the Certificates directly to investors through its officers on an ongoing and continuous basis. The Certificates will be issued at their principal face value, without a discount, and are not being sold through commissioned sales agents or underwriters. See "Plan of Distribution" p. 22.

       The Certificates are being offered, and will be sold, pursuant to the exemption from registration provided by Section 3(b) of the Securities Act of 1933, as amended (the "Act"), and Regulation A promulgated thereunder.
The Offering is not contingent upon sales of a minimum offering amount and there is no minimum aggregate amount of Certificates that must be sold in order for us to have access to the Offering proceeds. We may accept subscriptions as they are received. The Offering will terminate upon the earlier to occur of (i) the date that is not more than one year after this Offering Circular is qualified by the Securities and Exchange Commission (the
"Commission"), and (ii) the date on which $10,000,000 of Certificates qualified hereunder have been sold.

       The Certificates will not be listed on any exchange or quoted on any automated dealer quotation system.
Currently, there is no public market for the Certificates.

       This Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the laws of any such state.

INVESTMENT IN SMALL BUSINESSES INVOLVES A HIGH DEGREE OF RISK, AND INVESTORS
SHOULD NOT INVEST ANY FUNDS IN THIS OFFERING UNLESS THEY CAN AFFORD TO LOSE THEIR
ENTIRE INVESTMENT. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS ON PAGE 3
BEFORE MAKING AN INVESTMENT IN THIS OFFERING.

This offering is under Tier 2 of Regulation A, and therefore not subject to the securities regulations of the various states. Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

       THE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY
SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE
ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE.
THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE
COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION
THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

Price to Public
Underwriting Discounts
and commissions
Proceeds to Issuer
Per Certificate
 $ 1,000
$0
 $ 1,000
Minimum Offering
No Minimum
$0
No Minimum
Maximum Offering
 $ 10,000,000
$0
 $ 10,000,000
       The Company is paying directly for the costs of the Offering, which are estimated to be approximately
$50,000 and no portion of the proceeds from the Offering will be used for this purpose.

 The approximate date of commencement of the proposed sale of Certificates to the public is as soon as practicable after this Offering Circular has been qualified by the Commission.

TABLE OF CONTENTS
 Page Page

OFFERING CIRCULAR SUMMARY 1
RISK FACTORS 3
FORWARD-LOOKING STATEMENTS 9
BUSINESS 10
USE OF PROCEEDS 18
CAPITALIZATION 19
DESCRIPTION OF CERTIFICATES 19
PLAN OF DISTRIBUTION 22
DIVIDENDS, DISTRIBUTIONS AND
REDEMPTIONS 22
EXECUTIVE OFFICERS AND MANAGING
MEMBER 23
PRINCIPAL STOCKHOLDERS 24
MANAGEMENT RELATIONSHIPS,
TRANSACTIONS AND REMUNERATION 24
LITIGATION 25
MATERIAL UNITED STATES FEDERAL INCOME
TAX CONSIDERATIONS 25
FINANCIAL STATEMENTS 29

THIS OFFERING CIRCULAR CONTAINS ALL OF THE REPRESENTATIONS BY THE COMPANY
CONCERNING THIS OFFERING, AND NO PERSON SHALL MAKE DIFFERENT OR BROADER
STATEMENTS THAN THOSE CONTAINED HEREIN. INVESTORS ARE CAUTIONED NOT TO RELY
UPON ANY INFORMATION NOT EXPRESSLY SET FORTH IN THIS OFFERING CIRCULAR.

       This offering is under Tier 2 of Regulation A, and therefore not subject to the securities regulations of the various states. Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

       This Offering Circular, together with financial statements and other attachments, consists of a total of 59 pages.

OFFERING CIRCULAR SUMMARY
       This summary highlights information contained elsewhere in this Offering Circular. It does not contain all of the information you should consider before purchasing our Certificates. Therefore, you should read the Offering
Circular in its entirety, including the risk factors and the financial statements and related footnotes appearing elsewhere in this Offering Circular. References to "we," "us," "our," or "the Company" generally refer to OUR
MicroLending, LLC, a Florida limited liability company.
Our Company
 On October 9, 2007, we were formed as a Florida limited liability company. From March 2008 through
March 31, 2016, we have made approximately 1,884 microloans totaling more than $13,855,972 to micro and small business owners and entrepreneurs in South Florida, many of whom are immigrants and minorities. Typically, we target businesses with fewer than five employees and annual sales of $100,000 or less, and the size of our loans range between $1,500 and $50,000. The business owners applying for financing must be legal residents or citizens of the United States and their business and home addresses must be located within the South Florida target market which includes Miami-Dade, Broward and Palm Beach Counties. Our clients may be corporations, partnerships or sole proprietorships and their business must have been in actual operation for at least 12 months. Traditional sources of financing (i.e., bank or credit union loans) are largely unavailable to our target clients, and the current economic downturn has made borrowing even more difficult for small businesses. The major challenges of our clients in our target markets are the following: (1) local banks are not lending at the levels that they were at before the recession, and their current underwriting guidelines such as liquidity, liabilities, activity and income ratios are too strict for our target market; (2) local competitors have moved to a credit scoring model and many micro-entrepreneurs no longer qualify under their programs; (3) most borrowers in our target market operate on a cash-only basis and lack formal or regular financial statements of any kind (e.g. small grocery stores, beauty salons, house cleaning and landscaping businesses, dollar stores); and (4) many of our target market clients are home-based or in industries that are restricted for many of our local financing institutions. As a result, we find ourselves in an excellent position to increase our share of the South Florida microfinance market.
 As a limited liability company we operate pursuant to an operating agreement, and our owners hold equity interests in the Company. Pursuant to our articles of organization and operating agreement, we are managed by our
Managing Member, Emilio Santandreu, who is also our President and Chief Executive Officer, and additional officers appointed by our President. To date, we have funded our lending operations using the capital contributions of our owners and borrowings from our officers, family members of our officers and certain of our equity investors and proceeds from the sale of $2,666,966 in principal amount of Certificates from a previous Regulation A Offering.

 Our principal office is located at 3191 Coral Way, Suite 109 Miami, Florida 33145 and our telephone number is (305) 854-8113. For additional information regarding the Company or this Offering, you may write or telephone us at the foregoing address and telephone number.
The Offering
       The following provides a summary of the material terms of the offering. For a more complete understanding of the Certificates, please refer to the section of this Offering Circular entitled "Description of
Certificates" p. 19.

Issuer

OUR MicroLending, LLC, a Florida limited liability company.

Offering period

The Offering period will begin when this Offering is qualified by the Commission and will terminate on the earlier to occur of (i) the date that is not more than one year after this Offering Circular is qualified by the Commission, and (ii) the date on which $10,000,000 of Certificates qualified hereunder have been sold. The
Certificates are being offered on an ongoing and continuous basis.

Securities offered

$10,000,000 in aggregate principal amount of unsecured fixed-rate Certificates. The
Certificates are not equity securities but are unsecured debt securities. The
Certificates are not savings accounts or deposits and not insured by the Federal
Deposit Insurance Corporation or any other government agency.

Interest Rate

The interest rate for each Certificate will be based on the formula set forth in this
Offering Circular and varies according to the term of the Certificate. The minimum and the maximum fixed interest rates that are offered will change from time to time in response to changes in the current T Bill yield data obtained from the Federal
Reserve Board, or a similar credible source. The interest rates for new Certificates are set on the first Monday of each month at the start of business based on the T Bill yields that day. Such rates are paid on all Certificates issued between the start of business on that Monday and the close of business on the last day prior to the first
Monday of the next month. Interest is calculated and accrues daily. To determine the current rates, prospective investors in the Certificates should call the Company at
(305) 854-8113, or consult the web page www.ourmicrolending.com.

Maturity date

The Certificates will be offered in maturities of 6 to 24 months from the date issued, with a fixed interest rate depending on the term.

Rollover at maturity

When a Certificate matures, unless the holder notifies the Company ten (10) business days before the maturity date that it does not wish to let the Certificate rollover and presents the Certificate for payment, or the Company otherwise elects, it is automatically rolled-over into a new Certificate at the interest rate then being offered by the Company. The rolled-over Certificate will bear interest at the then current interest rate for newly issued Certificates, based on the same term as originally elected by the holder.

Interest payment dates

We will pay interest on Certificates quarterly, semi-annually or at maturity, at the holder's option.

Guarantees

The Certificates will not be guaranteed.

Ranking

The Certificates will be our unsecured obligations and will:

* rank equally with all of our existing and future unsecured indebtedness;

* rank senior to all of our future subordinated indebtedness, if any;

* be effectively subordinated to all of our and our subsidiaries' existing and future secured obligations to the extent of the value of the assets securing such obligations; and

* be effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

Optional Prepayment

We may prepay some or all of the Certificates at our option without premium or penalty.

Use of Proceeds

The net proceeds from this Offering will be used to fund additional microloans.

Risk Factors

See "Risk Factors" for a discussion of certain factors that you should carefully consider before investing in the Certificates.

Governing law

Florida

RISK FACTORS

       An investment in our Certificates involves a high degree of risk. The following summarizes the principal factors which make the offering one of high risk or speculative. You should carefully consider each of the following risk factors and all other information set forth in this Offering Circular, including the risks and uncertainties described below, before making an investment in our Certificates.

Risks Relating to our Business

       Our limited operating history and our fast growing and rapidly evolving business make it difficult to evaluate our business and future operating results on the basis of our past performance, and our future results may not meet or exceed our past performance.

       We were incorporated in 2007 as a limited liability company in Florida and made our first loan in March
2008. As a result of our limited operating history, there is limited historical financial and operating information available to help prospective investors evaluate our past performance with respect to making an investment in our
Certificates. Our business is growing and the results and amounts set forth in our financial statements beginning on
p. 29 of this Offering Circular may not provide a reliable indication of our future performance. Accordingly, you should evaluate our business and prospects in light of the risks, uncertainties and difficulties frequently encountered by high growth companies in the early stages of development. Our failure to address these risks and uncertainties successfully could adversely affect our business and operating results.

       We have experienced operating losses and our liquidity has been reduced, and we could incur losses in the future.

       We had net income of $22,426 for the three months ended March 31, 2016, a net income of $203,625 for the year ended December 31, 2015 and an accumulated deficit of $3,352,882 as of March 31, 2016. The majority of that amount was attributable to the downturn in market conditions in the credit industry in Florida and our inability to obtain necessary funding to satisfy the growing demand for microfinance during the economic downturn. Until we can increase our loan portfolio, we expect to continue to incur losses in the future. See "Business-Profitability"
on p. 17 and Note 17-"Operational Considerations" to our financial statements included in this Offering Circular for a description of how the Company is implementing a corrective action plan to improve profitability. We could incur losses in the future.

       If we cannot secure the additional capital we need to fund our operations on acceptable terms or at all, our business will suffer.

       Our business requires significant capital to grow. During the three months ended March 31, 2016 and the year ended December 31, 2015, we funded our net cash used in operating activities of $(69,963) and $(1,428,496), respectively, with contributions from our equity owners and short-term loans provided by our officers, family members of our officers and certain of our equity investors and selling of Certificates from a previous Regulation A offering. See "Business-Profitability" on p. 17 and Note 11 and 12 of the 2015 and 2014 financial statements included in this Offering Circular for a description of how these persons have made contributions to fund operations.
As of December 31, 2015 and 2014, we had $57,295 and $67,501 outstanding loans payable to related parties respectively and we had sold $2,634,966 principal amount of Certificates as of December 31, 2015. Expanding our
geographic footprint will have an impact on our long-term capital requirements, which are expected to increase significantly. Our ability to obtain additional capital is subject to a variety of uncertainties, including our future financial position, the continued success of our core loan products, our results of operations and cash flows, any necessary government regulatory approvals, contractual consents, general market conditions for capital raising activities, and economic, political and other conditions in Florida and elsewhere. In addition, adverse developments in the United States credit markets may significantly increase our debt service costs and the overall costs of our borrowings. We may not be able to secure timely additional financing on favorable terms, or at all. The terms of any additional financing may place limits on our financial and operating flexibility. If we are unable to obtain adequate financing or financing on terms satisfactory to us, if and when we require it, our ability to grow or support our business and to respond to business challenges could be limited and our business prospects, financial condition and results of operations would be materially and adversely affected.

       If we are unable to control the level of non-performing loans in the future, our collection activities are ineffective, or if our loan loss reserves are insufficient to cover future loan losses, our financial condition and results of operations may be materially and adversely affected.

       As of March 31, 2016 the aggregate principal balance of loans was $2,370,746 and $448,258 were more than 180 days past due net after an allowance for loan losses of $307,331 which represents 18.91% of our loans outstanding, at December 31, 2015 the aggregate principal balance of loans was $2,327,339 and $369,199 were more that 180 days past due net after an allowance for loan losses of $307,331 which represents 15.86% of our loans outstanding, at December 31, 2014 the aggregate principal balance of loans was $1,528,243 and $356,136 were more than 180 days past due net after an allowance for loan losses of $200,546 which represents 23.30% of our loans outstanding. Non-performing or low credit quality loans can negatively impact our results of operations. See
"Business-Defaults; Collection Activities" on p. 14 and Note 2 to our financial statements included in this Offering
Circular for a description or our accounting policy regarding how we determine the provision for loan losses as well as our write-off policies for non-performing loans. We cannot assure you that we will be able to effectively control and reduce the level of the impaired loans in our total loan portfolio. The amount of our reported non-performing loans may increase in the future as a result of growth in our total loan portfolio, and also due to factors beyond our control, such as over-extended borrower credit that we are unaware of. If we are unable to manage our non-
performing loans or adequately recover our loans, our results of operations will be adversely affected.

       We institute debt collection actions against defaulting clients in an attempt to mitigate the losses associated with non-performing loans. See "Business-Defaults; Collection Activities" on p. 14. In many cases, the purpose of the debt collection action is to obtain a judgment permitting foreclosure on the defaulting client's collateral, or to obtain the collateral from the client in a privately negotiated transaction. In either case, the costs or expenses of collection, including attorneys' fees, and selling the collateral may greatly exceed the amount of the non-performing loan. Our inability to collect against non-performing loans in a cost-effective manner could have a material adverse effect on our financial condition and results of operations.

       Our current loan loss reserves may not be adequate to cover an increase in the amount of non-performing loans or any future deterioration in the overall credit quality of our total loan portfolio. If the quality of our total loan portfolio significantly deteriorates, we may be required to increase our loan loss reserves, which will adversely affect our financial condition and results of operations. Our borrowers might be vulnerable if economic conditions worsen or growth rates decelerate in the United States. Moreover, there is no precise method for predicting loan and credit losses, and we cannot assure you that our monitoring and risk management procedures will effectively predict such losses or that loan loss reserves will be sufficient to cover actual losses. If we are unable to control or reduce the level of our non-performing or poor credit quality loans, our financial condition and results of our operations could be materially and adversely affected. See "Business-Defaults; Collection Activities" on p. 14 and Note 2 to
our financial statements included in this Offering Circular for a description or our accounting policy regarding how we determine the provision for loan losses as well as our write-off policies for non-performing loans.

       We are not subject to regulation of any State or Federal regulatory agency.

       We are not regulated or subject to the periodic examination to which commercial banks, savings banks and other thrift institutions are subject. Consequently, our loan decisions and our decisions regarding establishing loan loss reserves are not subject to periodic review by any governmental agency. Moreover, we are not subject to regulatory oversight relating to our capital, asset quality, management or compliance with laws.

       The amount of interest we may charge customers is capped by applicable law.

       Our loans are subject to applicable usury laws that limit the amount of interest that we may charge our customers. The maximum interest rate permitted in Florida on the types of loans that we make and expect to make is
18% per annum. If a court were to determine that we willfully violated the usury statute, affected borrowers would be entitled to certain remedies, including forfeiture by us of double the interest charged on such loans. We do not believe that any of our existing loans currently exceed the maximum permitted rate.

       A review of some of our loan transactions made in 2010 (i.e., loans already paid or otherwise written off)
indicates that we may have unintentionally exceeded the maximum permitted rate. In 2010, we reimbursed the 66 affected borrowers with an aggregate reimbursement of $2,429, which is not material to our financial condition or results of operations. We subsequently adjusted our loan parameters to ensure that we do not exceed the maximum permitted rate in the future.

       Usury laws limit the amount of interest we can charge on our loans, and to the extent interest rates on our borrowings increase, our financial condition and results of operations may be materially and adversely affected.

       Our business depends on interest income from our loan portfolio. However, usury laws limit the amount of interest we can charge on our loans. When interest rates rise, we must pay higher interest on our borrowings while interest earned on our loans does not rise because our loans are capped at the maximum allowable interest rate. To the extent we are unable to increase the interest rate on our loans; increases in interest rates on our borrowings may materially and adversely affect our financial condition and results of operations.

       If we are not able to attract, motivate, integrate or retain qualified personnel at levels of experience that are necessary to maintain our quality and reputation, it will be difficult for us to manage our business and growth.

       We depend on the services of our executive officers and loan specialists for our continued operations and growth. In particular, our senior management has significant experience in the microfinance, banking and financial services industries. The loss of any of our executive officers or certain loan specialists could negatively affect our ability to execute our business strategy, including our ability to manage our rapid growth. Our business is dependent on our team of loan specialists who directly manage our relationships with our clients. Our business and profits would suffer adversely if a substantial number of our loan specialists left us or became ineffective in servicing our clients over a period of time. Our future success will depend in large part on our ability to identify, attract and retain highly skilled managerial and other personnel. Competition for individuals with such specialized knowledge and experience is intense in our industry, and we may be unable to attract, motivate, integrate or retain qualified personnel at levels of experience that are necessary to maintain our quality and reputation or to sustain or expand our operations. The loss of the services of such personnel or the inability to identify, attract and retain qualified personnel in the future would make it difficult for us to manage our business and growth and to meet key objectives.

       Certain of our existing owners, including Mr. Santandreu our CEO, President and Managing Member,
together may be able to exert substantial voting control over us, which may cause us to take actions that are not in our best interest.

       Our ten largest owners beneficially own, in the aggregate, approximately 82.85% of our outstanding equity interests. In addition, Mr. Santandreu, our CEO, President and Managing Member, is the beneficial owner of over
47.76% of our outstanding equity interests. These owners will be able to exercise considerable influence over all matters requiring owner approval, including the election of managing members, approval of lending and investment policies and the approval of corporate transactions, such as a merger or other sale of our Company or its assets. In addition, if our owners do not act together, such matters requiring owner approval may be delayed or not occur at all, which could adversely affect our business. Moreover, these owners are not obligated to provide any business opportunities to us. If these owners invest in another company in competition with us, we may lose the support provided to us by them, which could materially and adversely affect our business, financial condition and results of operations.

Risks Relating to Our Participation in the Microfinance Sector

       Microcredit lending poses unique risks not generally associated with other forms of lending, and, as a result, we may experience increased levels of non-performing loans and related provisions and write-offs that negatively impact our results of operations.

       Our core mission is to provide loans to fund the smallest of small businesses and other income generating activities of our clients. Our clients have limited sources of income, savings and credit histories, and can only provide us with limited collateral or security for their borrowings. To the extent that the business utilizes a vehicle in the business, i.e. a delivery truck or a taxi, we require a lien on such vehicle to secure repayment of the loan. We also require that businesses grant us a general security interest in all their equipment, assets and inventory and we file a UCC-1 to perfect such security interest. In addition, we require each stockholder of the borrowing business to individually sign the loans as a co-borrower. See "Business- Credit Evaluation Process" on p. 13 of this Offering
Circular.

       As a result, our clients pose a higher risk of default than borrowers with greater financial resources and more established credit histories and borrowers with better access to education, employment opportunities, and social services. Due to the precarious circumstances of our clients and our non-traditional lending practices, we may, in the future, experience increased levels of non-performing loans and related provisions and write-offs that negatively impact our business and results of operations. See "Business-Defaults; Collection Activities" on p. 14 and
Note 2 to our financial statements included in this Offering Circular for a description of our accounting policy regarding how we determine the provision for loan losses as well as our write-off policies for non-performing loans.

       We do not rely on credit scores to determine the credit worthiness of our clients, and as a result, we may experience increased levels of non-performing loans and related provisions and write-offs that negatively impact our results of operations.

       Microcredit lending is based on helping those with no access to traditional banking. We believe a potential client can have a bad credit score, due to an incident unrelated to their current business operations, and still be considered credit worthy for a targeted, proceeds-specific loan. As a result, we do not use credit reports as the sole determinant of the client's capability and ability to pay. Rather than rely on credit scores, we rely on public record databases to verify the information provided by the borrower. We meet with clients to study their financial records, check inventory, and help create a model of estimated revenues, expenses and profits. The loan specialist assembles character and borrower profile information, including references, personal and business information. The loan specialist also makes a complete financial evaluation of the borrower's business. The evaluation considers various attributes of the business, including how the business operates, its operating margins, and average yearly sales or at least for the last four months of operations. The loan specialist considers all of the borrower's business and family expenses in assessing the borrower's repayment capacity. To account for undisclosed expenses, a borrower's repayment capacity is calculated at 70% of the business's net operating income less the borrower's family expenses.
See "Business-Credit Evaluation Process" on p. 13.

       As a result, we do not use credit reports as the sole determinant of the client's capability and ability to pay.
If the information that we gather from our clients is not correct, we may have increased levels of non-performing loans and related provisions and write-offs that negatively impact our business and results of operations. See
"Business-Defaults; Collection Activities" and "Business-Credit Evaluation Process" on p. 14 and 13, respectively, and Note 2 to our financial statements included in this Offering Circular for a description or our accounting policy regarding how we determine the provision for loan losses as well as our write-off policies for non-performing loans.

       Competition from private money lenders may adversely affect our profitability and position in the microcredit lending industry.

       In South Florida, we face competition from lenders that target the lower-income segments of the population, particularly from private money lenders that are not banks or micro finance institutions. These types of lenders, known as "loan sharks," are willing to make unsecured loans with virtually no conditions other than repayment and in return, charge their borrowers usurious interest rates.

       If we are unable to protect our service marks, others may be able to use our service marks to compete more effectively.

       We have obtained service mark registrations for our corporate name "OUR MicroLending" and our logo.
However, we may not be able to protect our service marks, which we rely on to support our brand awareness with clients and prospective clients and to differentiate our product and service offerings from those of our competitors.
In certain cases, we have not sought protection for our service marks in a timely matter, or at all. As a result, we may not be able to prevent the use of our name or variations thereof by any other party, nor ensure that we will continue to have a right to use it. We further cannot assure you that our goodwill in such brand name or logo will not be diluted by third parties due to our failure to obtain the service marks, which in turn would have a material adverse effect on our reputation, goodwill, business, financial condition and results of operations.

Risks Related to the Certificates

       We may not be able to generate sufficient cash to service our obligations under the Certificates, and as a result, you may not earn any interest on the Certificates and you may lose your entire investment because the
Certificates are unsecured, we have other debt outstanding and we have suffered losses in the past and expect to continue to experience losses.

       Our ability to service our obligations under the Certificates, including the repayment of the principal and the ongoing interest payments, will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond our control. We may not be able to generate sufficient cash to service our obligations under the Certificates, and as a result, you may not earn any interest on the Certificates and you may lose your entire investment because the Certificates are unsecured.

       If we are unable to generate sufficient cash flow to meet our cash obligations, including under the
Certificates, we may be forced to take actions such as:

-
restructuring or refinancing our debt or the Certificates;

-
seeking additional debt or equity capital;

-
seeking bankruptcy protection;

-
reducing or delaying our business activities, investments or capital expenditures; or

-
selling assets.

       Such measures might not be successful and might not enable us to meet our cash obligations. In addition, any such financing, refinancing or sale of assets might not be available on economically favorable terms.

       The Certificates are not listed on any exchange and it is not expected that a public market for the
Certificates will develop.

       Prior to this Offering, there has been no trading market for the Certificates, and it is not expected that a trading market will develop in the foreseeable future. Therefore, any investment in the Certificates will be highly illiquid, and investors in the Certificates may not be able to sell or otherwise dispose of their Certificates in the open market.

       The Certificates are being offered pursuant to an exemption from registration provided by Section 3(b) of the Act and Regulation A promulgated thereunder. Therefore, the Certificates have not been, nor will they be for the foreseeable future, registered under the Act or any applicable securities laws of any other jurisdiction. This offering is under Tier 2 of Regulation A. Regulation A limits the amount of securities that an investor who is not an accredited investor under Rule 501(a) of Regulation D can purchase in a Tier 2 offering to no more than: (a) 10% of the greater of annual income or net worth (for natural persons); or (b) 10% of the greater of annual revenue or net assets at fiscal year end (for non-natural persons). Accordingly, each investor who purchases Certificates must do so for the investor's own account and investment. In addition, no regulatory authority has reviewed or approved the terms of this Offering, including the disclosure of risks and the fairness of its terms. There is no public market for the Certificates, and none is expected to develop for their purchase and sale.

       The Certificates will be effectively subordinated to any secured debt.

       The terms of the Certificates do not prevent us from incurring additional indebtedness or securing such indebtedness with our assets. If we incur secured debt, the Certificates will be effectively subordinated to the secured debt to the extent of the value of the assets securing that debt. The effect of this subordination is that if we become involved in a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, or upon a default in payment on, or the acceleration of, the secured debt, our assets that secure the debt will be available to pay obligations on the Certificates only after all secured debt has been paid in full from those assets. We may not have sufficient assets remaining to pay amounts due on any or all of the Certificates then outstanding.

       Purchasers of Certificates who do not wish to roll over their Certificates at the end of the initial term may not get their principal back if they fail to follow the appropriate procedures.
       Purchasers of Certificates may not get their principal back at the end of the initial term if they fail to formally request the principal at least ten days before their maturity date and present their Certificate to us. See
"Description of Certificates - Payment or Rollover at Maturity" on p. 21 for more information on the procedures for obtaining principal at the end of the term of the Certificates. Otherwise, we retain the right to automatically roll over the Certificates into a new Certificate. Moreover, the interest rate on the new Certificate could be higher or lower than the rate on the initial Certificate since it will reset at then current Treasury bill rates.
       No Escrow of Funds; No Minimum Offering.

       An escrow account will not be established for the proceeds of the Offering because we expect to invest such funds for its business purposes as they are received. Therefore, as we receive proceeds from the Offering, they will automatically be available for use by us. There is no minimum amount that must be raised in order for the
Offering to be effective.

       -
FORWARD-LOOKING STATEMENTS
       All statements contained in this Offering Circular that are not statements of historical fact constitute
"forward-looking statements." All statements regarding our expected financial condition and results of operations, business, plans and prospects are forward-looking statements. These forward-looking statements include statements as to our business strategy, our revenue and profitability, planned projects and other matters discussed in this
Offering Circular regarding matters that are not historical facts. These forward-looking statements and any other projections contained in this Offering Circular (whether made by us or any third party) are predictions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements or other projections. Investors can generally identify forward-looking statements by the use of terminology such as "aim", "anticipate", "believe", "expect", "estimate", "intend",
"objective", "plan", "project", "shall", "will", "will continue", "will pursue" "contemplate", "future", "goal",
"propose", "may", "seek", "should", "will likely result", "will seek to" or other words or phrases of similar import.
All forward-looking statements are subject to risks, uncertainties and assumptions about us that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement.

       Actual results may differ materially from those suggested by the forward looking statements due to risks or uncertainties associated with our expectations with respect to, but not limited to, regulatory changes pertaining to the industries in the United States in which we have our businesses and our ability to respond to them, our ability to successfully implement our strategy, our growth and expansion, technological changes, our exposure to market risks, general economic and political conditions, which have an impact on our business activities or investments, the monetary and fiscal policies of the United States, inflation, deflation, unanticipated turbulence in interest rates, foreign exchange rates, equity prices or other rates or prices, the performance of the financial markets in the United
States and globally, changes in domestic laws, regulations and taxes and changes in competition in our industry.
Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, the following:

       - Ability to secure additional capital on terms favorable to us;

       - Limited operating history;

       - Success of new loans and services introduced by us;

       - General economic and business conditions in Florida and the United States;

       - Changes in laws and regulations that apply to us; and

       -Ability to attract, motivate, integrate or retain qualified personnel.

       For further discussion of factors that could cause our actual results to differ, see "Risk Factors," and
"Business" on p. 3 and 10 of this Offering Circular, respectively.

       By their nature, certain market risk disclosures are only estimates and could be materially different from what actually occurs in the future. As a result, actual future gains or losses could materially differ from those that have been estimated. Forward-looking statements speak only as of the date of this Offering Circular.
-
BUSINESS
Overview

       Our core business is providing microloans to small business owners and entrepreneurs in South Florida, many of whom are immigrants and minorities. These businesses typically have fewer than five employees and annual sales of $100,000 or less, and the loans are provided for use in the businesses or other income generating activities and not for personal consumption. Our borrowers often have no, or very limited, access to loans from other sources other than private money lenders that we believe typically charge very high rates of interest.

       On April 26, 2013, we received notice from the US Treasury Department - CDFI Fund that we formally became a Community Development Financial Institution ("CDFI"). The CDFI Fund was created for the purpose of promoting economic revitalization and community development through investment in and assistance to CDFIs. The
CDFI Fund was established by the Riegle Community Development and Regulatory Improvement Act of 1994, as a
bipartisan initiative. Through monetary awards and the allocation of tax credits, the CDFI Fund helps promote access to capital and local economic growth in urban and rural low-income communities across the nation. On
September 24, 2013 we received a written notice that we had been awarded $600,000 from the CDFI Fund and we received the funds on January 23, 2014. By June 30, 2014 we had disbursed $600,000 or 100% of the award as new loans. The CDFI requires that we submit financial information and performance reports. On September 10, 2015 we received a written notice that we had been awarded $650,000 from the CDFI Fund and we received funds on March
21, 2016. By April 30, 2016 we had disbursed $650,000 or 100% of the award as new loans. On July 15, 2015 we received a written notice that we had been awarded $200,000 from the CDBG Block of the Miami-Dade County to provide loans in the Miami-Dade County.

       On November 2014, we signed an agreement with the State of Florida, Department of Economic
Opportunity "DEO" to become Loan Administrator of the Florida Microfinance Act. Under this agreement we provide the services of non-banking financial institutions making short-term, fixed rate microloans in conjunction with providing business management training, business development training and technical assistance to small businesses. We manage a total of $4,850,000 from the State of Florida under the Florida Microfinance Act.

       All of our loans are secured by collateral. To the extent that the business utilizes a vehicle in the business,
i.e. a delivery truck or a taxi, we require a lien on such vehicle to secure repayment of the loan. We also require that businesses grant us a general security interest in all their equipment, assets and inventory and we file a UCC-1 to perfect such security interest. In addition, we require each stockholder of the borrowing business to individually sign the loans as a co-borrower.

       In addition to being entrenched in a market with a strong demand for our services and our expertise in microfinance, we believe that our competitive strengths include our efficient operating model that leverages technology, quick turnaround times and our skilled network of specialists. Our strategy is to further expand our loans and product offerings by relying on these strengths. Our strategic goals for the next five years are to:
* build lending assets to expand service to clients within our target market;
* increase revenues through improved portfolio management; and
* expand the volume of lending through expanded development services and marketing. We believe that we can support this level of expansion and deployment.

       We intend to finance our expansion by accessing multiple sources of capital, both debt, through the offering of Certificates in this offering and, depending on market conditions, potential future offerings, and equity, from our existing stockholders. To date, we have funded our lending operations using the capital contributions of our owners and borrowings from our officers, family members of our officers and certain of our equity investors as well as using funds from the sale of Certificates from our prior Regulation A offering. Securities issued in these types of financings will adversely affect the holders of Certificates to the extent the securities are senior to the
Certificates. In addition, to the extent we issue more Certificates, it will be more difficult for us to service the debt
These types of financings should not affect holders of the Certificates given that the securities will not be senior to the Certificates. However, increases in our outstanding indebtedness, including an increase in the amount of
Certificates outstanding, will make it more difficult to service our indebtedness, including the payments of interest and principal on the Certificates.-
History and Evolution

Offices

       In October 2007, we were formed as a Florida limited liability company. From March 2008 through March
31, 2016, we have made approximately 1,884 microloans totaling more than $13,855,972 to micro and small business owners and entrepreneurs in South Florida, many of whom are immigrants from Latin America and the
Caribbean. We currently operate in one Miami location.

    Employees

       We currently have three (3) full-time employees, one (2) part time employee and three (3) loan
"specialists." We use independent contractors as our loan solicitors instead of hiring full-time loan officers. We refer to our loan officers as "specialists" and we compensate them on a sliding-scale basis depending upon the number and quality of active loans generated by them. By hiring independent contractors and correlating their compensation to active loans, we are able to avoid the fixed salary and employee benefit costs associated with full-time employees and to more closely align compensation with actual loan revenue. Each loan specialist is responsible for covering a defined geographic region between Delray Beach and Homestead, Florida. Our loan specialists go door-to-door in commercial areas with high volumes of small businesses, including flea markets and the Miami neighborhoods of
Little Havana and Little Haiti. We anticipate hiring an additional four loan specialists.

Management Experience

       Our management and equity owners have extensive microfinance experience in Latin America where microfinance has enjoyed considerable levels of success. In November 2005, our Managing Member, together with certain of our officers and equity holders, founded Banco de Desarrollo del Microempresario ("BDM") in Caracas,
Venezuela. BDM quickly achieved positive results and by December 2006 its total assets were $12 million with microloans accounting for 76.9% of such assets. In December 2006, BDM's average loan amount was $3,000, the average term was 9 months, the average interest rate was 36%, and default rates were below 1% of the total microloan portfolio. BDM was sold to a third party in early 2007.

Our Loan Products

       We offer three products. Our first and principal product that we currently offer is the "Our Express Loan."
The Our Express Loan product is intended for small businesses in amounts between $1,500 and $50,000. After all required documents are submitted; we typically approve our loans within 48 hours and fund our loans within 72 hours of approval. For the Our Express Loan, we require our borrowers to have owned a business for at least one year or have at least one year of provable business experience. Starting in the third quarter of 2014, we launched our second product, which is "Equipment Leasing". This program allows microentrepreneurs to purchase the necessary equipment that they need for their business. No matter the type of equipment from a truck to a refrigerator, we can help achieve the purchase of the asset they need for their business. The maximum amount is up to $30,000 with terms of up to 24 months. To qualify for this program, the business must be currently active for at least 1 year, or the microentrepreneur have provable experience in the field. A down payment of 15% is required. We collateralize all of our loans with business equipment or vehicles depending on the borrower's assets. Based on the quality of the borrower, we will also require guarantors or co-borrowers as a condition of our loans. These guarantors may be business partners, spouses or friends or other members of the extended family that are willing to guarantee the loan.

       The third program that we also started offering in the second quarter of 2014 is the "Secured Loan". Our secured loan is an installment type of credit to individuals to help them build or reestablish their credit. This cash-
secured loan is extended when a borrower uses their liquid capital to guarantee the loan. As a socially responsible institution and following our mission, we present this product to help the community and assist those affected by the economic crisis. The amount could be from $1,500 up to $5,000. The terms could be from 6 to 12 months. No credit history is required, but the borrower must be 18 years or older, provide proof of residency and income. The cash collateral must be presented to us in the form of a certified check from a banking institution or money order.

Loan Portfolio

       Since the commencement of our operations in March 2008 and through March 31, 2016 we have extended an aggregate of approximately 1,884 loans. In the year ended December 31, 2009, we extended an aggregate of approximately 325 loans, an increase of approximately 15% as compared to the 282 loans extended in the year ended December 31, 2008. In the year ended December 31, 2010, we disbursed approximately 298 loans, in the year ended December 31, 2011, we disbursed approximately 131 loans and in the year ended December 31, 2012, we disbursed 102 loans. During the year ended December 31, 2013 we disbursed approximately 173. In the year ended
December 31, 2014 we disbursed 243 loans, in the year ended December 31, 2015 we disbursed 274 loans and 56 loans and in the first three months of 2016 were disbursed.

       The following discloses the number and percentage of loans extended to new borrowers and the number and percentage of loans extended to existing borrowers once the prior loan was paid off (borrowers cannot have more than one loan outstanding) for the periods indicated:

Period
New Loans
Repeat Loans
Total Loans
Year ended December 31, 2008
264 (93.62%)
18 (6.38%)
282
Year ended December 31, 2009
185 (56.92%)
140 (43.08%)
325
Year ended December 31, 2010
105 (35.23%)
193 (64.77%)
298
Year ended December 31, 2011
47 (35.88%)
84 (64.12%)
131
Year ended December 31, 2012
8 (7.84%)
94 (92.16%)
102
Year ended December 31, 2013
52 (30.06%)
121 (69.94%)
173
Year ended December 31, 2014
111 (45.68%)
132 (54.32%)
243
Year ended December 31, 2015
118 (43.07%)
156 (56.93%)
274
Three months ended March 31,
2016
18 (32.14%)
38 (67.86%)
56
Total
908 (48.20%)
976 (51.80%)
1,884

       In the year ended December 31, 2009, the aggregate principal amount of all of the loans that we made was
$1,753,348, a decrease of approximately 3.7% as compared to $1,820,844, in the year ended December 31, 2008. In the year ended December 31, 2010, the aggregate principal amount of all of the loans that we made was $1,654,728, a decrease of approximately 5.6% as compared to the amount of loans in 2009. In the year ended December 31,
2011, the aggregate principal amount of all of the loans that we made was $776,671, a decrease of approximately
53.06% as compared to the amount of loans in 2010. In the year ended December 31, 2012, the aggregate principal amount of the loans that we made was $927,149, an increase of approximately 19.38% as compared to the amount of loans in 2011. In the year ended December 31, 2013, the aggregate principal amount of the loans that we made was $1,386,092, an increase of approximately 49.5% as compared to the amount of loans in 2012. In the year ended
December 31, 2014, the aggregate principal amount of the loans made was $2,094,998, an increase of approximately
51.14% as compared to the amount in 2013. In the year ended December 31, 2015, the aggregate principal amount of the loans made was $2,735,345, and increase of approximately 30.57% as compare to the amount in 2014.During the first three months of 2016 the aggregate principal amount of the loans that we made was $662,567.

       Loan amounts range from a minimum of $1,500 to a maximum of $50,000. The average amount financed in the three months ended March 31 30, 2016 was approximately $12,621, as compare to approximately $9,983 in the year ended December 31, 2015. In the year ended December 31, 2014 the average amount financed we approximately $8,621 as compared to approximately $8,012 in the year ended December 31, 2013.
       As of December 31, 2014, the aggregate principal amount of loans outstanding, net of loan loss reserves was $1,379,708. As of December 31, 2015, the aggregate principal amount of loans outstanding, net of loan loss reserves was $2,058,118. As of March 31, 2016, the aggregate principal amount of loans outstanding, net of loan loss reserves, was $2,119,883
       Loan Periods

       Loan periods vary by borrower and are generally between six to twenty-four months. The average term of the loans extended in the year ended December 31, 2014 was 11.3 months. The average term of the loans extended in the year ended December 31, 2015 was 11.4 months. The average term of the loans extended in the period ended
March 31, 2016 was 11.77 months.

       Our loans are repaid in monthly installments. Borrowers incur closing fees of up to 6% percent and are required to make a guaranteed deposit equal to up to 10% percent of the loan amount.

       Interest Payments and Rates

       The annual interest rate that we charge ranges from 15.375% to 17.98% depending upon the term of the loan. For example, loans with 6 and 7 month terms will have the lowest rate (15.375%) and as the term increases, the rate will increase up to 18%, which is the maximum amount that may be charged under Florida law. The purpose of offering slightly lower interest rates is to motivate our borrowers to accept and repay loans of shorter duration, which, in turn, will generate greater turn over of our loan portfolio.

       Interest is computed on a 365/360 basis of the aggregate principal amount of the loan, net of applicable fees, at annual interest rates that are pro-rated to correspond to the term of each loan. The applicable fees are composed of loan origination fees and late fees. Loan origination fees vary from 4% to 5% of the loan amount and this fee is determined by the term of the loan, which could vary from 6-24 months. Late fees are equal to 10% of the borrower's monthly payment. The total amount of interest due is calculated at inception and paid in monthly installments, together with payments of principal and fees. As of December 31, 2014, December 31, 2015 and
March 31, 2016 our earned weighted average interest rates on loans outstanding were 14.44%, 14.48% and 3.60%
respectively. The weighted average rates were calculated by dividing interest income for the period by the average outstanding portfolio of loans for the same period. The average outstanding portfolio was determined by adding the beginning and ending balance of the portfolio, and dividing that amount by two.

Credit Evaluation Process

       Before we elect to make a microloan, our credit committee analyzes various aspects of potential borrowers, each of whom is presented to the committee by our loan specialists. Our credit committee consists of (1) the microcredit specialist, which is presenting the loan, (2) an internal credit process auditor, (3) our chief operating officer and (4) our chief executive officer. Our internal credit process auditor is responsible for reviewing the loan application and all supporting documentation to ensure that the application complies with the Company's minimum underwriting guidelines.

       Loans under $10,000 must be approved by the microcredit specialist, the internal credit process auditor and our chief operating officer. Loans in excess of $10,000 must be approved by the entire credit committee, including the chief executive officer.

       Microcredit lending is based on helping those with no access to traditional banking. We believe a potential client can have a bad credit score, due to an incident unrelated to their current business operations, and still be considered credit worthy for a targeted, proceeds-specific loan. As a result we do not use credit reports as the sole method to determine the client's ability to pay. We do require clients to authorize us to check their credit score if necessary. Pursuant to our credit manual, we check the credit score of a client: (1) if there is an incongruence between the registered documents and what the client reports, (2) if there is a disconnect between reported expenses and reported liabilities, and (3) for any loan request above $10,000.

       Rather than relying solely on credit scores, we also verify the information provided by the borrowers with public records databases to cross check and verify the personal and business information provided by the client along with the assets and liabilities that they may already have with other financing institutions. The databases that we utilize are: Sunbiz.org (http://www.sunbiz.org), Lexis Nexis
(https://risk.nexis.com/RiskManagement/Default.aspx-_nqs_cmd=ANNOUNCEMENTS&_nc_snum=3&ss_fromSe
ssionStart=true&announcementId=172), Driver's License Check
(https://www6.hsmv.state.fl.us/DLCheck/dl/pages/dlCheck.jsp), Miami Dade Clerk (http://www2.miami-
dadeclerk.com/Public-Records), Broward County Official Records (https://www.clerk-17th-
flcourts.org/Clerkwebsite/BCCOC2/PASystemTransfer/CourtTypeSelection.aspx-Destination=CaseSearch.aspx),
Palm Beach County Clerk (http://www.mypalmbeachclerk.com/cctrecordsearch.aspx), Blackbook
(https://www.lendersolutionsonline.com/Account/Login.aspx), Title Check (http://www.flhsmv.gov/), and UCC
Lien Check (www.floridaucc.com). We meet with clients to study their financial records, check inventory, and help create a model of estimated revenues, expenses and profits. The loan specialist assembles character and borrower profile information, including references, personal and business information. The loan specialist also makes a complete financial evaluation of the borrower's business. The evaluation considers various attributes of the business, including how the business operates, its operating margins, and average yearly sales or at least for the last four months of operations. The loan specialist considers all of the borrower's business and family expenses in assessing the borrower's repayment capacity. To account for undisclosed expenses, a borrower's repayment capacity is calculated at 70% of the business's net operating income less the borrower's family expenses.

       Once a borrower's ability to pay is substantiated, the loan specialist analyzes the balance sheet and other financial metrics of the borrower or its business to determine and make a recommendation on the loan amount to the credit committee. The loan amount that is approved does not always equal the amount requested by the borrower.
Once the credit committee approves a potential borrower the next step in finalizing the loan is to evaluate the borrower's collateral. The collateral must be tangible such as a vehicle, or key equipment or machinery to operate the business equal to 150% of the value of the loan amount. The collateral that we have relating to our current portfolio is primarily vehicles, including passenger cars and commercial trucks. For each of our loans in our portfolio, we have collateral equal to 150% of the original loan amount. The collateral requirement has been the same for all of our loans from March 2008 to the present. In addition, if the collateral is weak, a cosigner may be required. The guarantor/cosigner is subject to the same assessment and guidelines established for the borrower.
Moreover, the cosigner information is updated each time the borrower applies for a new loan.

       For loans in excess of $10,000, in addition to checking the public records database, we will obtain a credit report of the borrower or its business to assist us in our evaluation of the borrower. However, ultimately, the borrower's credit report or score is only one factor, in addition to the borrower's repayment capacity, the stability and operating history of the borrower's business, the borrower's business acumen and experience, and the type and value of the collateral.

       Approximately 60% of all of our borrowers have obtained loans from us in the past. We typically require a borrower to repay any current amounts outstanding before obtaining a new loan. However, if a borrower has established a strong economic reason for a new loan and has maintained his loan in good standing, on occasion we will allow a borrower to refinance an outstanding loan with a new, larger loan.

       Our loan and security documents contain customary lender remedies in the case of default by a borrower, including, as described below, the ability to obtain possession of any collateral that is securing the loan in default and declaring the loan in default and accelerating the principal due date.

Defaults; Collection Activities

       An integral component of microlending is the active management of loan receivables. At OUR
MicroLending, a past due loan is classified as past-due the first day after we do not receive the full interest and principal payment on its due date versus 30 days, which is the standard at many financing institution. If a borrower's regular installment payment becomes past due, we implement a staged collection process which progresses in accordance with the amount of time a payment is past due. From 0 to 45 days, the loan specialist will visit the borrower up to three times and with each visit will deliver a letter of past due notice, which states the urgency of the payment. The first letter reminds the borrower that the payment is late, the second letter serves as a second reminder and includes information regarding late fees and interest, and the third and final letter describes the legal action that will be taken against the borrower if immediate payment does not occur. If the failure to remedy the past due payment continues beyond 45 days, during the period from 45 to 60 days, one of our officers will contact the borrower regarding the consequences of late payment. Often during this collection process, borrowers will offer to make partial payments. We believe the early detection helps borrowers from experiencing financial difficulties.
When payment is due, the collection committee gathers financial information from the specialist and listens to the proposal of the client. Based on that information and the client's proposal, we may accept partial payments in certain cases. In these cases, we will not restructure the loan, but will accept the negotiated partial payments and, to the extent that these payments are continuing to be made, will forebear from taking the further collection action discussed below. For loans for which the borrower is making partial payments, we believe that the collateral/guarantor-co-borrower is adequate and the allowance for loan loss could cover any such loan. We have no loan modifications, and therefore no trouble-debt restructurings. For loans making partial payments that were disbursed in 2008 and 2009, we have an allowance for reasonably possible loan losses of 100%. However, these loans continue to be reflected on our books as past-due and the client continues to be closely monitored by its loan specialist.

       Once a loan is more than 60 days past due, we will take two types of actions. To the extent that we have received a security interest in a vehicle or other asset for which self-help is a viable remedy, we will use the self-
help provisions of the Florida statutes for secured lenders and take possession of the collateral, as described below.
For all loans we will employ the services of an external collector. Once a loan is more than 90 days past due, we will initiate legal collection proceedings against the borrower.

       Whenever possible, after a default by a loan customer, we will attempt to use statutorily allowed "self help"
remedies to obtain possession of any collateral that is securing the loan in default. Florida law permits a secured creditor, after default, to take physical possession of the collateral securing a loan, without any prior judicial intervention or blessing, so long as there is no breach of the peace in obtaining such possession. Normally, such self help remedies apply to collateral in the form of equipment or vehicles where we are able to obtain possession either because the loan customer voluntarily gives possession to us or we are able to obtain such possession by repossessing it without a breach of the peace. A breach of the peace would occur, for example, if a borrower attempted to physically stop the repossession or threatened the repossessing individuals with bodily harm.

       If we are not able to use self help, then we would seek to obtain possession of the collateral by requesting an order from a court as part of a legal proceeding to collect on the debt, which would be more costly and time-
consuming than using the self help provisions. In either event, whether the collateral is obtained by self help or pursuant to a judicial order, we would seek to sell the collateral to reduce the amount of the debt owed.

       Each month we may take a reserve equal to 5% of the principal amount of loans that we make during such month. We take a 5% general reserve based on practice in the microfinance industry and recent loss experience.
Further, our allowance for loan losses reflects probable loan losses inherent in our loan portfolio as of the date of the balance sheets included in this Offering Circular.

       Monthly, we also review the loans which are more than 90 days past due to determine if it is necessary to make a specific reserve for such loan. To the extent the borrower is making partial payments on a loan, we do not take a specific reserve with respect to such loan. Interest income is discontinued at the time the loan is 90 days delinquent, unless the borrower is making partial payments on the loan. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual status or charged-off at an earlier date if collection of principal or interest is considered doubtful. A loan is moved to nonaccrual status in accordance with this policy, typically after 90 days of non-payment.

       In the fourth quarter of 2009, we decided that we needed to reevaluate our collections process in order to reduce our past-due loans. As a result we implemented the following initiatives:

Established a Collection and Portfolio Committee. Rather than relying solely on the relevant loan specialist to pursue collection of his or her loans, we adopted a collection committee who is responsible for overseeing the collection of all loans. The collection committee meets twice a month and captures the relevant data about the debt and the debtor. If the collection committee notes any weakening of our ability to collect on the debt, it reports the information to our portfolio committee in order to evaluate the appropriateness of the specific component of the allowance for loan losses. The portfolio committee meets once a month, but also meets quarterly in order to evaluate the specific component of those allowances for loan losses. The collection committee is comprised of (1) the microcredit specialist of the loan, (2) Vice President of Business Development, and (3) the Chief Operating Officer. The
portfolio committee is comprised of (1) Vice President of Business Development, (2) the Chief Operating Officer, (3)
the Chief Financial Officer, and (4) the Chief Executive Officer.

Accelerated the Collection Process. Rather than waiting for the loan to be 30 days past-due to reach out to the borrower, we adopted a procedure that called for sending a letter to the borrower after the first day of delay, a second letter seven (7) days after the original due date and a third letter by the 30th day after the original due date.

Provided Management with Specialized Microcredit Education. In 2009 we sent our COO, to Bogota, Colombia for training with the Fundacion Emprender, and then for an internship with Fundacion Mundial de la Mujer (that belongs to Women's World Banking) and Finamerica, each of which are institutions that specialize in microcredits.

Hired Outside Consultants to Assist with Collections. Beginning in the second half of 2010, we have used the advice of a collection office to assist us with the collections process.

       As a result of these initiatives, we have improved our collection experience for our past-due loans and the number of loans that have become past-due has decreased as follows:

* In 2008 we made 282 loans, 56 of which, or 19.86%, were more than 90 days late;
* In 2009 we made 325 loans, 31 of which, or 9.54%, were more than 90 day late;
* In 2010 we made 298 loans, 13 of which, or 4.36%, were more than 90 days late;
* In 2011 we made 131 loans, 4 of which, or 3.05%, were more than 90 days late;
* In 2012 we made 102 loans, 2 of which, or 2.08%, were more than 90 days late;
* In 2013 we made 173 loans, 1 of which, or 0.58%, were more than 90 days late;
* In 2014 we made 243 loans, 4 of which, or 1.65%, were more than 90 days late;
* In 2015, we made 274 loans, 21 of which, or 7.66, were more than 90 days late; and
* In the first three months of 2016 we made 56 loans, none of which were more than 90 days late

For more information regarding the number of loans made each year, see the chart on page 12.

       As of December 31, 2014, December 31, 2015, and March 31, 2016, loans with an aggregate principal balance net of loan loss reserves of $428,628, $489,493, and $448,258 respectively, were more than 90 days past-
due.

       As of December 31, 2014, we had loans with an aggregate principal amount of $629,174 which were classified as more than 90 days past due. As of December 31, 2015, we had loans with an aggregate principal amount of $796,824 which were classified as more than 90 days past due. As of March 31, 2016, we had loans with an aggregate principal amount of $755,589 which were classified as more than 90 days past due.

Marketing

       We run a multiple level marketing campaign using several different mediums to target and attract potential clients.

Radio: We use radio advertisements to contact and solicit our clients to use our services. This is one of the most effective ways of marketing within the region where we operate, as many people have radios and use them as a primary source of entertainment, due to the fact that there is no cost to listen to a radio broadcast.
Our radio spots are aired in English and Spanish.

Internet: We operate a full service web site. In addition to marketing materials, our web site provides putative borrowers with interactive features, enabling them to estimate their loan payments.

Print media: We distribute flyers that advertise our product as well as use local newspapers to print full page color ads to promote our company and the specials that we may be having for the holidays.

       We intend to broaden our marketing campaign as our company grows through the entire region.

Competition

       In South Florida, given the large demand for our products, we face competition from private money lenders willing to make unsecured loans with virtually no conditions other than repayment, and in return charge their borrowers usurious interest rates.

Governmental Regulations

       We are required to comply with Florida's usury law, which currently caps the amount of interest that we may charge to a borrower at 18% of the aggregate principal amount of the loan. We are also subject to federal laws applicable to credit transactions, including the Fair Credit Reporting Act, which governs the use and provision of information to credit reporting agencies.

Properties

       We currently lease one office location in South Florida. Our main office is located at 3191 Coral Way,
Suite 109, Miami, Florida 33145. Our rent for our main office is $4,079.38 per month and the current lease expires in October, 2020.

Profitability

       During the three months ended March 31, 2016, our net portfolio outstanding increased from $2,509,596 as of December 31, 2015 to $2,587,384. This increase in the net portfolio is due to our disbursement of loans using the proceeds received from the sale of Certificates from our prior Regulation A offering and awards received from the
CDFI Fund. The total amount of new loans during the three months ended March 31, 2016 was $706,797, or 27.62%
of the amount of new loans made during the year ended December 31, 2015 of $2,735,345

       In the three months ended March 31, 2016 our operating revenues were $273,434. Operating revenues during this period were influenced by disbursement of new loans during this period and the increase in the total loan portfolio; also we were able to disburse the $600,000 award received from the CDFI Fund, which was recorded as income due to the characteristic of the award. The nature of the award is considered a grant since there were no financial contingencies to the receipt of the funds. Since 100% of the funds were disbursed to fund loans, the full amount of the grant was recorded as revenue for the period ended December 31, 2015 and March 31, 2016..

       During the year ended December 31, 2015, our net portfolio outstanding increased from $1,804,913 as of
December 31, 2014 to $2,509,596 as of December 31, 2015. This increase in the net portfolio is due to our disbursement of loans using the proceeds received from the sale of Certificates from our prior Regulation A offering. The total amount of new loans during 2015 was $2,735,345 or 130.57% of the amount of new loans made during the year ended December 31, 2014 of $2,094,998.

        During 2015, our operating revenues were $1,289,067, or the equivalent of 123.70% of 2014 operating revenues. Operating revenues during 2015 were influenced by a higher disbursement of new loans during this period and the increase in the total portfolio of loans.

       The salaries and related expenses paid to our employees of $505,657 in 2014 were approximately 48.52%
of our total interest and noninterest income in 2014. As of December 31, 2015, these expenses were $550,829 and for the three months ended March 31, 2016, these expenses were $130,485. We expect that salaries and related expenses paid to our employees, particularly our loan specialists, will continue to comprise a large portion of our expenses and a large percentage of our income because we believe that our success is dependent upon the productivity and success of our loan specialists.

       On September 24, 2013 we received a written notice that we had been awarded $600,000 from the CDFI
Fund and we received the funds on January 23, 2014. By June 30, 2014 we had disbursed $ 600,000 or 100% of the award as new loans that are included as income due to the characteristics of the award. Due to the additional loans made pursuant to the CDFI award, we had net income of $452,271. On September 10, 2015 we received written notice that we had been awarded $650,000 from the CDFI Fund and we received the fund on March 23, 2016. By
April 30, 2016 we had disbursed $650,000 or 100% of the award as new loans that are included as income due to the characteristics of the award. Due to the additional loans made pursuant to the CDFI Fund Award, we had net income of $92,901 for the year ended December 31, 2014, $203,625 for the year ended December 31, 2015 and $22,425 for the three moths ended March 31, 2016. For the year ended December 31, 2013 we incurred a net loss of $369,097.
We incurred a net loss of $464,435 for the year ended December 31, 2010. During 2011, we incurred a net loss of
$782,136. For the year ended December 31, 2012, we incurred a net loss of $543,475. We expect to continue to incur net losses in the near future until our loan portfolio generates sufficient interest revenue to fund our fixed expenses. Until we are profitable, we expect to fund any net losses with additional capital contributions from our members and loans provided by our officers, family members of our officers and certain of our equity investors. As of March 31, 2016, the principle amount of these short-term loans outstanding was $51,295. We have historically renewed these loans and intend to continue to renew such loans at their maturity for the foreseeable future. We received instructions from the lenders advising us to continue the renewal of their loans at maturity as follows:
100% of them advised us to renew the loans quarterly. As a result, loans in the aggregate principal amount of
$51,295 will renew every 90 days. The main reason for the decrease in debt is due to a conversion from debt to equity. Although there can be no assurance, at the time of renewal of these loans, for the foreseeable future, we believe that we will have sufficient funds to cover the amounts due under these loans. If our cash flows from operations are not sufficient to cover these amounts, we will obtain such funds from our members or our equity investors, or will obtain additional renewals of such loans.

       In order to improve our liquidity position, as discussed above under "Defaults; Collection Activities," in the fourth quarter of 2009, we implemented initiatives designed to improve our collections process in order to reduce our past-due loans and increase our cash flow. In addition, we have been proactive in seeking new funding sources, including the offering of the Certificates, and actively managing costs and expenses. However, these actions have not yet improved our liquidity position, and we cannot assure you that these actions will remedy the material deficiency in our liquidity position in the future.

USE OF PROCEEDS
       The proceeds from the sale of the Certificates offered hereby will be used to fund additional microloans.
Assuming that we issue the maximum amount of Certificates, we estimate that the net proceeds from the sale of the
Certificates will be approximately $10,000,000, which will be used as follows:

Amount
Percentage of Maximum
Offering
Total Proceeds
$10,000,000
100%
Less: Offering Expenses
0

 Commission and Finders Fees
0

 Legal and Accounting
0

 Printing and Advertising
0

Net Proceeds from Offering
$10,000,000
100%

Use of Net Proceeds

 Micro Loans
$10,000,000
100%

       In the event we issue less than the maximum amount of Certificates, we will use any net proceeds from the sale to fund additional microloans.

       The Company is paying directly for the costs of the Offering; which are estimated to be approximately
$50,000 and no portion of the proceeds from the Offering will be used for this purpose. The Company does not intend to use the proceeds to discharge any indebtedness incurred by the Company prior to this Offering. The
Company may temporarily invest proceeds in income producing securities and Treasury Bills of short maturities, before it disburses funds to make microloans.

CAPITALIZATION
 The following table sets forth the Company's capitalization as of the most recent balance sheet date.

March 31, 2016

Actual

Pro Forma as
Adjusted
DEBT

$
 6,500,390

$
16,500,390

OWNERS' EQUITY

Equity interests

$
 797,138

$
 797,138

Total capitalization

$
7,297,528

$
17,297,528

DESCRIPTION OF CERTIFICATES
       The following description is a summary of the material provisions of the Certificates. It does not restate the terms and material provisions of the Certificates in their entirety. We urge you to read the Certificates because they, and not this description, will define your rights as a holder of the Certificates. A copy of the form of the Certificates is available to you upon request.
       The Certificates are not equity securities but are unsecured debt securities. The Certificates are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.
Brief description of the Certificates

 The Certificates will be our unsecured obligations and will:

* rank equally with all of our existing and future unsecured indebtedness;

* rank senior to all of our future subordinated indebtedness, if any;

* be effectively subordinated to all of our and our subsidiaries' existing and future secured obligations to the extent of the value of the assets securing such obligations; and

* be effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.
Principal, maturity and interest
       The Certificates will be issued in the minimum amount of $1,000, and in multiples of $100 for any amount greater than $1,000. The Certificates will be offered in maturities of 6 to 24 months from the date issued, with a fixed interest rate depending on the term. The Company will typically issue Certificates on the same or next day, after deposit by the Company of the subscriber's payment check and the check is collected by the Company's bank.

        The interest rate for each Certificate will be based on the formula set forth below and varies according to the term of the Certificate. The minimum and the maximum fixed interest rates that are offered will change from time to time in response to changes in the current T Bill yield data obtained from the Federal Reserve Board, or a similar credible source. The interest rates for new Certificates are set on the first Monday of each month at the start of business based on the T Bill yields that day. Such rates are paid on all Certificates issued between the start of business on that Monday and the close of business on the last day prior to the first Monday of the next month.
Interest is calculated and accrues daily based upon a 30-day month and a 360-day year. To determine the current rates, prospective investors in the Certificates should call the Company at (305) 854-8113, or consult the web page
www.ourmicrolending.com.

       The interest rate for each Certificate is based on the following formula and varies according to the term of the Certificate as follows:

       6 Months Certificate Rate = 6 Months T Bill plus 5.00%.
       12 Months Certificate Rate = 1 Year T Bill plus 6.25%.
       18 Months Certificate Rate = 1 Year T Bill plus 7.75%.
       24 Months Certificate Rate = 2 Year T Bill plus 9.00%

       "T Bill" is defined as the "Constant Maturity Treasury Bill Monthly Average Yield." The source of T Bill yield data will be the Federal Reserve or a similar credible source.

       We will pay interest on Certificates quarterly, semi-annually or at maturity, at the holder's option.

       For Example, if you invested $ 1,000 on August 8th, 2016:

       1) the T-Bill rate that would be used would be the rate posted by the Federal Reserve on Monday, August
1st, 2016;
       2) the total interest rate that you would receive would be based on the term that you selected as set forth below; and
       3) your interest payments would be paid either at maturity, for loans of 24 months or less, or annually for loans of 18 months or 24 months as set forth below.

Term
T-bill
Spread
Total Interest Rate
Interest Payments and Payment Date
6
0.44
5.00
5.44%
 $27.20 on January 8th, 2017

12
0.55
6.25
6.80%
 $68.00 on August 8th , 2017

18

24
0.55

0.70
7.75

9.00
8.30%

9.70%
 $83.00 on August 8th, 2017 and $41.50
on January 8th, 2016.

$97.00 on August 08th, 2017 and $97.00
on August 08th, 2018

       If you invested $1,000, then interest would be payable, calculated on the higher principal amount, on the dates set forth above or, at your option, quarterly on each of November 8, February 8, May 8 and August 8 until maturity.
Optional prepayment
       The Certificates may be prepaid in whole or in part at any time prior to their respective maturity dates without premium or penalty.
Events of default
       The Certificates provide that each of the following constitutes an "Event of Default" with respect to the
Certificates:
(a) our failure to make a payment when due under the Certificates (i) of any interest payment within five
(5) business days of when the interest payment is due, or (ii) of the entire outstanding balance of principal and interest on the maturity date; or

(b) if we voluntarily file a petition under the Federal Bankruptcy Code, or under any similar or successor
Federal statute relating to bankruptcy, insolvency arrangements, or reorganizations; or if we fail to obtain a vacation or stay of involuntary proceedings brought for the reorganization, dissolution or liquidation of us;
or if we are adjudged a bankrupt, or upon our dissolution, business failure or discontinuance as a going concern business; or if a trustee or receiver shall be appointed for us or for our property; or if there is an attachment, execution or other judicial seizure of any portion of our assets, and such seizure is not discharged within ten (10) days.
       If any Event of Default occurs and is continuing, at the option of the holders, the entire outstanding principal balance due under the Certificates and all accrued and unpaid interest on the Certificates will become immediately due and payable by us without further action or notice at the option of the holders.

Form of Certificates

       All Certificates will be issued in fully registered form. The Company is entitled to treat the registered holder shown on its records as the owner of the Certificate for all purposes. Ownership of a Certificate may be registered in the name of any two or more named persons as joint tenants with right of survivorship, as tenants in common or as tenants by the entireties, and payment of principal and interest on any Certificates so registered will be made to the person or persons entitled to receive such payment as their interests may appear.

Payment or Rollover at Maturity

       The Certificates will be subject to automatic rollover. Fifteen business days before the maturity date of the
Certificate, the Company will contact the holder telephonically and send a notice to the holder by first class mail at the holder's address that the Certificate is going to mature and request whether the holder wishes to let the
Certificate rollover, or to be repaid. The Company will repay holders who notify it ten business days before the maturity date that they wish to be repaid. Unless the holder notifies the Company ten business days before the maturity date that it does not wish to let the Certificate rollover and presents the Certificate for payment, or the
Company otherwise elects to repay the Certificate, the Certificate will be automatically rolled-over into a new
Certificate at the interest rate then being offered by the Company based on the same term as the original Certificate.
The holder may elect to roll-over all, or a portion of, the Certificates it owns. To determine the interest rate applicable to the rolled-over Certificate, holders should call the Company at (305) 854-8113, or consult the web page www.ourmicrolending.com. The rolled-over Certificate will bear interest at the then current interest rate for newly issued Certificates, based on the formula described above, the maturity date will be extended for an additional term of identical length as the original Certificate, and the frequency of interest payments will be identical to the frequency of the original Certificate.

       Due to automatic rollover, investors will not receive payment of principal at maturity or subsequent payment dates unless the investor complies with the procedures for notification and delivery of Certificates. In order to receive payment of principal upon maturity, the holder must notify the Company ten business days before the
Certificate's maturity date that it elects not to let the Certificate rollover and it must present the Certificate to the
Company for payment. Notification of the election to not rollover Certificates may be made in writing or via telephone or facsimile. Notification and delivery of the Certificate must be made to the Company's office located at
3191 Coral Way, Suite 109, Miami, Florida 33145, attention: Investor Services, or by facsimile at (305) 854-8115, by the Certificate's maturity date. In order to be effective, such notification must be received at the Company's office, or by facsimile, by the maturity date. If the Company does not receive the notification by such time, the
Certificates will be rolled-over.

 For example, if your original Certificate had a term of 12 months and you elected to be paid interest quarterly, the rolled-over Certificate would also have a term of 12 months, interest would be paid quarterly and the interest rate would be based on the above formula for new Certificates with a term of 12 months. If you have any questions regarding the roll-over of Certificates, please call: Investor Services at (305) 854-8113.

Lost, Stolen or Destroyed Certificates: Issuance of New Certificates

       If a holder loses his or her Certificate, or the Certificate is stolen or destroyed, the Company will issue a new Certificate in the place of the lost, stolen or destroyed Certificate if the holder gives the Company a bond sufficient to indemnify the Company against any claim that may be made against it on account of the alleged loss, theft or destruction of any Certificate or the issuance of a new Certificate.
Lack of Public Market

       There is no public market for the Certificates, and none is expected to develop for their purchase and sale.

Financial information provided to investors

       Beginning with the 2014 fiscal year end, in addition to the financial information provided in this Offering
Circular, the Company will provide a copy of its financial statements to all holders of Certificates within 120 days after the end of each fiscal year.

PLAN OF DISTRIBUTION
       The Company is offering the Certificates directly to investors, without an underwriter or selling agent. The
Certificates will be sold by the Company's officers, including Emilio M. Santandreu, on an ongoing and continuous basis, with no minimum amount to be sold and, therefore, there is no arrangement for the return of funds to subscribers if all, or a minimum number of the Certificates are not sold. The officers who will be offering the
Certificates are not deemed to be brokers under Rule 3a4-1 of the Securities Exchange Act of 1934, as amended. In accordance with the provisions of Rule 3a4-1(a), officers who sell Certificates will not be compensated by commission, will not be associated with any broker or dealer and will limit their activities so that, among other things, they do not engage in oral solicitations of, and comply with certain specified limitations when responding to inquiries from, potential purchasers.

       Management maintains the right to retain outside professionals, including placement agents, in the event the efforts of our officers are unsuccessful. Disclosure of any fees to be paid to outside professionals or consultants will be disclosed at the time any such placement arrangement arises, if at all.
       Once the Commission qualifies the Offering, we are permitted to generally solicit investors nationwide by use of various advertising mediums, such as print, radio, TV, and the Internet. We plan to primarily use the Internet through a variety of existing Internet advertising mechanisms, such as adwords and search engine optimization (e.g., placement on Yahoo and Google). As a result, it is anticipated that Internet traffic will arrive at a section of our website where prospective investors, who must register on our website and live in jurisdictions where the
Certificates are permitted to be offered and sold, can find additional information regarding the Offering and may initiate a purchase of the Certificates in compliance with the Subscription Agreement.

DIVIDENDS, DISTRIBUTIONS AND REDEMPTIONS
       Our operating agreement provides that, subject to the approval of our owners, profits shall be distributed to our owners on an annual basis. No distributions were made to our owners in 2008, 2009, 2010, 2011, 2012, 2013,
2014 and 2015. At this time, we do not anticipate making any distributions in 2016.

-
EXECUTIVE OFFICERS AND MANAGING MEMBER
 The following list names each person who serves as an executive officer or Managing Member of the
Company.
Name
Age
Position
Emilio M. Santandreu
64
       President, Chief Executive Officer, and Managing Member
Omar Alireza
36
Chief Financial Officer
Melina Santandreu
37
Marketing Director

 Emilio M. Santandreu has served as our President, Chief Executive Officer, and Managing Member since he co-founded the Company in October 2007. He also served as our Chief Financial Officer from October 2007 until
Mr. Alireza becomes our Chief Financial Officer in 2012. From 2004 to 2007, Mr. Santandreu served as Chief
Executive Officer of BDM, a microfinance company that he founded in Venezuela. Mr. Santandreu has also served as chief executive officer for several other financial and insurance companies in Venezuela, including C.A. Seguros la Occidental (2001-2004), Sanitas Venezuela, S.A. (1998-2001) and Consalud 800 (1993-1998). Mr. Santandreu
holds an undergraduate degree in Industrial Engineering from Universidad Catolica Andres Bello and a master's degree in Business Administration from IESA Caracas.
       Omar Alireza has served as our Chief Financial Officer since 2012. Mr. Alireza possesses national and international professional experience in analysis, evaluation and creation of businesses. He holds a Master in
Business Administration from the Instituto de Empresa in Madrid, Spain, has experience with multicultural teams, and has the ability to negotiate in Spanish and English. Mr. Alireza has been working in microfinance since 2003 gathering experience in both for-profit and nonprofit institutions like Opportunity Fund in California, where he held the title of Small Business Director from 2010 to 2012. Before working for Opportunity Fund, Omar Alireza worked had worked with OUR MicroLending, LLC since its inception.
       Melina Santandreu has served as our Marketing Director since August 2010. Ms. Santandreu was directly involved in the marketing plan development for BDM in Venezuela, and has worked in the microfinance industry for over two years. Ms. Santandreu holds an undergraduate degree in Hospitality Administration and a Master's degree in Business Administration and Leisure Management from Escuela de Administracion de Empresas (EAE) in
Spain. Prior to joining Our MicroLending she worked as a Marketing Consultant for L Hotels Corporation in
Venezuela from July 2008 until October 2009, and as Account Manager for MD Nexus Publicidad in Caracas from
October 2007 until July 2008. Her experience in marketing also includes Palm Beach Travel and Tourism Agency as
Marketing Manager in Caracas, Hard Rock Cafe, Margarita Island as Marketing Manager, and PGE Joseph Casellas in Barcelona as Event Coordinator

PRINCIPAL STOCKHOLDERS
 The following table sets forth information as of March 31, 2016, with respect to the beneficial ownership of our equity interests, which are the only class of equity securities we have issued and outstanding, by (i) each person known by us to be the beneficial owner of more than 10% of our outstanding equity interests, and (ii) our executive officers and Member as a group:
Name and Address of Member
Percentage of Membership Interests Held
OUR Financial Holdings (1)
c/o OUR MicroLending, LLC
3191 Coral Way, Suite 109
Miami, Florida 33145

Emilio Santandreu 31.05%
c/o OUR MicroLending, LLC
3191 Coral Way, Suite 201
Miami, Florida 33145

Emilio M. Santandreu and Our Financial Holdings
combined
c/o OUR MicroLending, LLC
3191 Coral Way, Suite 109
Miami, Florida 33145
16.71%

31.05%

47.76%
All Executive Officers and Managing Member as a
group (2)
52.24%

(1) Our Financial Holdings, INC is beneficially owned by Emilio M. Santandreu. The business address of Emilio M. Santandreu is c/o Our Microlending, LLC,
3191 Coral Way, Suite 109, Miami, Florida 33145.
(2) Omar F. Alireza, our Chief Financial Officer, owns 1.40% of the equity interests of the Company.

MANAGEMENT RELATIONSHIPS, TRANSACTIONS AND REMUNERATION
 During the past five years and until June 30, 2014 we have received loans from Mr. Santandreu, directly ($276,500), and through a related company, OUR Financial Holdings, Inc. ("Financial Holdings"), ($700,600) in the aggregate principal amount of $977,100. On August 31, 2011, Mr. Santandreu instructed the Company to apply $232,267 of the $242,000 owed to him by the Company, and recorded in loans payable as of June 30, 2011, against the amount of capital that he owes to the Company pursuant to capital contributions that he is required to make as a member of the Company.
This reduced the balance of the amount due from members and loans payable by $232,267 as of August 31, 2011.
On December 31, 2011, Mr. Santandreu instructed the Company to apply the remaining $9,733 of the $242,000 owed to him by the Company, also, he instructed the Company to apply the $290,267 of the $683,600 owed to Financial
Holdings and recorded in loans payable as of June 30, 2011, against the amount of capital that he owes to the
Company pursuant to capital contributions that he is required to make as a member of the Company. This reduced the balance of the amount due from members and loans payable by $300,000 as of December 31, 2011. On
September 30, 2012, Mr. Santandreu instructed the Company to apply $200,000 of the $393,333 owed to him and
Financial Holdings against the amount of capital that they owe to the Company pursuant to capital contributions they are required to make as members of the Company. This reduced the balance owed to Financial Holdings to
$193,333 as of September 30, 2012. On December 31, 2012, Mr. Santandreu instructed the Company to apply
$193,333 of the $193,333 owed to him and Financial Holdings against the amount of capital that they owe to the
Company pursuant to capital contributions they are required to make as members of the Company. On March 31,
2014, Mr. Santandreu instructed the Company to apply $51,500 of the $51,500 owed to him and Financial Holdings against the amount of capital that they owe to the Company pursuant to capital contributions they are required to make as members of the Company. This reduced the balance owed to Financial Holdings to $0 as of June 30, 2014.

       We have also received loans from family members of Mr. Santandreu, members and persons, or entities related to the members, in the aggregate principal amount of $429,242. These loans have terms of 90 or 360 days and bear interest at the rate of
6% to 8%. These loans that have matured prior to the date of this Offering Circular have been rolled-over and have the same terms as the original loans. We received instructions as of December 2013 from the lenders of the remaining loans to renew their loans at maturity. As a result, loans in the aggregate principal amount of $51,295 will be renewed every 90 days.

       These loans from related persons rank equally with the Certificates being issued in the Offering.
       Other than the capital contributions from our equity owners and loans from Mr. Santandreu, his family members, and
Mr. Gonzalez described above, we are not doing business with any of our officers, our Managing Member, key personnel or
10% owners of our outstanding equity interests or any of their relatives. We do not have any employment agreements with any of our employees or officers. The following table sets forth the compensation for each of our executive officers and key personnel and our Managing Member, as a group, for the past fiscal year:
Name
Title
Cash
Emilio M. Santandreu
       President, Chief Executive Officer and Managing Member
$132,000
Omar Alireza
Chief Financial Officer
$72,000
Melina Santandreu
Marketing Director
$46,080

Total:
$250,080

LITIGATION
 Other than routine collection activities in respect of defaulting clients we are not engaged in, nor are we aware of any pending, litigation.
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
       The following summary describes the material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of the Certificates. The summary is based on the Internal Revenue Code (the
"Code"), and Treasury regulations, rulings and judicial decisions as of the date hereof, all of which may be repealed, revoked or modified with possible retroactive effect. This summary applies to you only if you acquire the
Certificates for cash in this Offering at the initial offering price and hold the Certificates as capital assets within the meaning of Section 1221 of the Code. This summary is for general information only and does not address all aspects of U.S. federal income taxation that may be important to you in light of your particular circumstances and it does not address state, local, foreign, alternative minimum or non-income tax considerations that may be applicable to you.
Further, this summary does not deal with holders that may be subject to special tax rules, including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, dealers in securities or currencies, U.S.
Holders (as described below) whose functional currency is not the U.S. dollar, certain U.S. expatriates or holders who hold the Certificates as a hedge against currency risks or as part of a straddle, synthetic security, conversion transaction or other integrated transaction for U.S. federal income tax purposes. You should consult your own tax advisor as to the particular tax consequences to you of acquiring, holding or disposing of the Certificates.
       For purposes of this summary, a "U.S. Holder" is a beneficial owner of a Certificate that, for U.S. federal income tax purposes, is: (a) an individual citizen or resident of the United States; (b) a corporation (or other business entity treated as a corporation) created or organized in or under the laws of the United States or any state thereof
(including the District of Columbia); (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust if (i) such trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person, or (ii) a court within the United States is able to exercise primary supervision over the trust's administration and one or more United States persons have the authority to control all substantial decisions of the trust.
       For purposes of this summary, a "Non-U.S. Holder" is a beneficial owner of a Certificate that is neither a
U.S. Holder nor a partnership or any entity or arrangement treated as a partnership for U.S. federal income tax purposes. If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Certificates, then the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partnership that holds
Certificates or a partner in such a partnership, you should consult your own tax advisor as to the particular U.S.
federal income tax consequences applicable to you.
U.S. Holders
Interest
       We anticipate that the Certificates will not be issued with original issue discount for U.S. federal income tax purposes. In such case, if you are a U.S. Holder, interest on a Certificate will generally be taxable to you as ordinary interest income as it accrues or is received by you in accordance with your usual method of accounting for
U.S. federal income tax purposes.
Sale, Exchange or Other Taxable Dispositions of Certificates
       If you are a U.S. Holder, upon the sale, exchange, redemption, retirement or other taxable disposition of a
Certificate, you will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the amount of the cash and the fair market value of any property you receive on the sale or other taxable disposition (less an amount attributable to any accrued but unpaid interest, which will be taxable as ordinary interest income to the extent not previously taken into income), and (ii) your adjusted tax basis in the Certificate. Your adjusted tax basis in a Certificate will generally be equal to your cost for the Certificate, reduced by any principal payments you have previously received in respect of the Certificate. Such gain or loss will generally be treated as capital gain or loss and will be treated as long-term capital gain or loss if your holding period in the Certificate exceeds one year at the time of the disposition. Long-term capital gains of non-corporate taxpayers are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.
Backup Withholding and Information Reporting
       U.S. federal backup withholding may apply to payments on the Certificates and proceeds from the sale or other disposition of the Certificates if you are a non-corporate U.S. Holder and fail to provide a correct taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against a U.S. Holder's U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the Internal Revenue Service (the "IRS").
       A U.S. Holder will also be subject to information reporting with respect to payments on the Certificates and proceeds from the sale or other disposition of the Certificates, unless such U.S. Holder is an exempt recipient and appropriately establishes that exemption.
Non-U.S. Holders
Interest
       Subject to the discussion of backup withholding and information reporting below, if you are a Non-U.S.
Holder, payments of interest on the Certificates to you will not be subject to U.S. federal income tax (including branch profits or withholding tax), provided that:
- you do not, directly or indirectly, actually or constructively, own 10% or more of the voting power of the stock of OUR MicroLending, LLC;

- you are not a bank receiving interest on an extension of credit pursuant to a loan agreement entered into in the ordinary course of your trade or business;

- you are not a controlled foreign corporation for U.S. federal income tax purposes that is, actually or constructively, related to us (as provided in the Code);

- the interest payments are not effectively connected with your conduct of a trade or business within the
United States; and

- you meet certain certification requirements.
       You will satisfy these certification requirements if you certify on IRS Form W-8BEN, or a substantially similar substitute form, under penalties of perjury, that you are not a United States person within the meaning of the
Code, provide your name and address and file such form with the withholding agent. If you hold the Certificate through a foreign partnership or intermediary, you and the foreign partnership or intermediary must satisfy certification requirements of applicable Treasury regulations.
       Even if the requirements listed above are not satisfied, you will be entitled to an exemption from or reduction in U.S. withholding tax provided that:

- You are entitled to an exemption from or reduction in withholding tax on interest under a tax treaty between the United States and your country of residence. To claim this exemption or reduction, you must generally complete IRS Form W-8BEN and claim this exemption or reduction on the form. In some cases, you may instead be permitted to provide documentary evidence of your claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files; or

- The interest income on the Certificates is effectively connected with the conduct of your trade or business in the United States. To claim this exemption, you must complete IRS Form W-8ECI.
       You may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Sale, Exchange or Other Taxable Dispositions of Certificates
       Subject to the discussion below regarding backup withholding and information reporting, if you are a Non-
U.S. Holder, you will not be subject to U.S. federal income tax (including branch profits tax) on the gain you realize on any sale, exchange, redemption, retirement or other taxable disposition of a Certificate, unless:

- the gain is effectively connected with your conduct of a trade or business within the United States and, if required by an applicable treaty (and you comply with applicable certification and other requirements to claim treaty benefits), is generally attributable to a U.S. "permanent establishment";

- you are an individual and have been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met; or

- a portion of the gain represents accrued but unpaid interest, in which case the U.S. federal income tax rules for interest would apply to such portion.
U.S. Trade or Business
       If interest on a Certificate or gain from a disposition of the Certificates is effectively connected with your conduct of a U.S. trade or business, and, if required by an applicable treaty, you maintain a U.S. "permanent establishment" to which the interest or gain is attributable, you will generally be subject to U.S. federal income tax on the interest or gain on a net basis in the same manner as if you were a U.S. Holder. If you are a foreign corporation, you may also be subject to a branch profits tax of 30% of your effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless you qualify for a lower rate under an applicable income tax treaty.

Backup Withholding and Information Reporting
       Under current U.S. federal income tax law, backup withholding and information reporting may apply to payments made by us (including our paying agents) to you in respect of the Certificates, unless you provide an IRS
Form W-8BEN or otherwise meet documentary evidence requirements for establishing that you are a Non-U.S.
Holder or otherwise establish an exemption. We (or our paying agent) may, however, report payments of interest on the Certificates.
       The gross proceeds from the disposition of your Certificates may be subject to information reporting and backup withholding tax at the applicable rate. If you sell your Certificates outside the United States through a foreign office of a foreign broker and the sales proceeds are paid to you outside the United States, then the backup withholding and information reporting requirements will generally not apply to that payment. However, information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your Certificates through the foreign office of a foreign broker that is, for U.S.
federal income tax purposes:

- a United States person (within the meaning of the Code);

- a controlled foreign corporation;

- a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period; or

- a foreign partnership with certain connections to the United States;
unless such broker has in its records documentary evidence that you are not a United States person and certain other conditions are met, or you otherwise establish an exemption. In addition, backup withholding may apply to any payment that the broker is required to report if the broker has actual knowledge that you are a United States person.
       You should consult your own tax advisor regarding the application of information reporting and backup withholding in your particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided the required information is timely furnished to the IRS.
       The U.S. federal tax discussion set forth above is included for general information only and may not be applicable depending on a holder's particular situation. Holders should consult their tax advisors with respect to the tax consequences to them of the beneficial ownership and disposition of the Certificates, including the tax consequences under state, local, foreign, and other tax laws and the possible effects of changes in U.S. federal and other tax laws.
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FINANCIAL STATEMENTS

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